Exhibit 19.1

Parsons Corporation

Insider Trading Compliance Policy

Introduction

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Parsons Corporation (the “Company”), as well as that of all persons affiliated with the Company. This Insider Trading Compliance Policy (this “Policy”) strictly prohibits “insider trading.” Generally, an “insider” is someone who, by virtue of their relationship with the Company, has, or is reasonably likely to have, access to material nonpublic information about the Company. Insider trading occurs when an insider transacts in a security (including purchases, sales, gifts, or other transfers) while in possession of material nonpublic information, or unlawfully discloses such information to others (known as “tipping”) who trade based on it.

Please refer to the definitions section of this Policy for additional information on the terms used in this Policy, such as “securities,” “material nonpublic information,” and “transaction.”

Policy

No officer, director, or employee of the Company shall, directly or indirectly transact (including purchases, sales, gifts, or other transfers) in any type of security while in possession of material nonpublic information relating to that security, whether the issuer of such security is the Company or any other company. Additionally, and without limitation:

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Directly or indirectly, sharing, communicating or tipping material nonpublic information about the Company to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), or to anyone within the Company other than on a need-to-know basis, is strictly prohibited and constitutes a violation of this Policy;
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The use or tipping of material nonpublic information about the Company in connection with any transaction involving the Company’s securities, including gifts, is strictly prohibited and constitutes a violation of this Policy; and
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The use or tipping of material nonpublic information about the Company in connection with any transactions, trades, or investment decisions involving the securities of other companies (including competitors, customers, suppliers, contractors or other economically related entities), where the value of such securities is reasonably likely to be affected by that information, is strictly prohibited and will be treated as a violation of this Policy. This prohibition includes so‑called “shadow trading,” i.e., trading in the securities of another issuer whose value may be linked to the Company’s nonpublic information.

This Policy’s prohibitions against insider trading broadly cover your direct or indirect transactions in the Company’s securities. As such, transactions by any person, family member, or entity acting in concert with you, at your suggestion, or on your behalf may be attributed to you and be deemed a violation of this Policy.

The Company will conduct all trading in its own account in full compliance with all applicable laws, listing standards, rules, and regulations, including those governing insider trading and market abuse. The Company will maintain and follow appropriate procedures and controls to help ensure that any such transactions are carried out lawfully and consistent with this Policy.

As provided in the Parsons Code of Conduct, confidential and other nonpublic information obtained through your work at Parsons may not be used for the purpose of participating in, influencing, or profiting from prediction markets or similar event-based trading platforms (such as those available on Polymarket or Kalshi). As such, this Policy prohibits the use or tipping of the Company’s confidential information, or confidential information of the Company’s customers, contractors and suppliers, in connection with prediction market transactions or event-based contracts. Accordingly, even if such confidential information does not rise to the level of material nonpublic information, the use or tipping of confidential information in prediction market transactions or event-based contracts is strictly prohibited and will be treated as a violation of this Policy. Please refer to the definitions section of this Policy for additional information on the term “prediction market transaction or event-based contract.”

Blackout Periods

Regular Quarterly Blackout Period. No officer, director or employee shall transact in any security of the Company during the regular quarterly blackout period, which (i) begins on the 15th day of the final month of the Company’s fiscal quarter and (ii) ends upon completion of the first full trading day after the public release of earnings information for such fiscal quarter.

Special Blackout Period. No officer, director or employee shall transact in any security of the Company during a special blackout period, which may be declared from time to time by the Chief Legal Officer, the Chief Executive Officer or the Chair of the Board of Directors (the “Board”). Special blackout periods may be applicable only to a subset of persons subject to this Policy.

Pre-clearance Procedures

In addition to the general terms of this Policy, Pre-Clearance Persons are subject to additional requirements. All transactions in the Company’s securities, including gifts, by (i) a Pre-Clearance Person, (ii) a Pre-Clearance Person’s Family Members and/or (iii) a Pre-Clearance Person’s Controlled Entities must be cleared in advance by the Chief Legal Officer in accordance with the procedures described below. Please refer to the definitions section of this Policy for definitions of “Family Members” and “Controlled Entities.”

The term “Pre-Clearance Person” means: (i) each member of the Board, (ii) each member of the Executive Leadership Team (“ELT”), (iii) each ELT direct report at a level of Vice President or above, (iv) each ELT direct or indirect report who the applicable ELT member determines (after consultation with the Chief Legal Officer) regularly comes in contact with material nonpublic information about the Company in the discharge of his or her job duties, and (v) each other person who is designated in writing as a Pre-Clearance Person by the Chief Legal Officer.

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A request for pre-clearance should be submitted by the Pre-Clearance Person to the Chief Legal Officer at least two trading days in advance of the proposed transaction.
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When submitting a pre-clearance request, the Pre-Clearance Person must also execute the Insider Trading Certificate attached to this Policy as Attachment A. Covered persons acknowledge that they have received and understand this Policy, agree to comply with it, annually certify their compliance and that they are not aware of material nonpublic information, and understand the timing requirements for completing the transaction, as described below.

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The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction for reasons that may not be known to the Pre-Clearance Person. If a Pre-Clearance Person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.
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All transactions that are pre-cleared for a Pre-Clearance Person, including pre-clearance to enter into a Rule 10b5-1 Plan or make ESOP diversification transactions, must be affected within five trading days of receipt of the pre-clearance unless the Chief Legal Officer determines otherwise and as communicated to the Pre-Clearance Person in writing.
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The Chief Legal Officer may delegate to other officers or employees of the Company the authority to grant pre-clearance to Pre-Clearance Persons under this Policy.

Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, a person must enter into a plan for transactions in an issuer’s securities that meet certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”), including that the Rule 10b5-1 Plan is entered into at a time when the person is not aware of material nonpublic information related to the securities covered by the plan. Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

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Pre-Clearance Persons are encouraged, but not required, to transact in the Company’s securities via a Rule 10b5-1 Plan that complies with applicable law and this Policy.
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Anyone wishing to enter into a Rule 10b5-1 Plan, regardless of whether they are a Pre-Clearance Person, is required under this Policy to obtain pre-clearance prior to entering into such Rule 10b5-1 Plan.

Permitted Transactions

This Policy does not apply in the case of the following transactions, except as specifically noted:

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Employee Stock Ownership Plan. This Policy does not apply to contributions to the Company’s Employee Stock Ownership Plan (“ESOP”) on your behalf by the Company (whether a contribution of cash or the Company’s securities). ESOP diversification elections that are made with respect to the Company’s securities should only be made when you are not in possession of material nonpublic information regarding the Company. ESOP diversification elections by a Pre-Clearance Person are subject to pre-clearance, as described herein.
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Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to (a) the vesting of restricted stock, performance-based restricted stock, restricted stock units or performance-based restricted stock units, or (b) shares withheld by the Company to satisfy tax withholding requirements upon the vesting of any such equity awards. The Policy does apply, however, to any market sale of stock following the vesting of such equity awards.

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Stock Option Exercises. This Policy does not apply to (a) the exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans where the exercise price is paid in cash by the option holder to the Company, or (b) shares withheld by the Company to satisfy tax withholding requirements. This Policy does apply, however, to (y) any sale of stock as part of a broker-assisted cashless exercise of an option, or (z) any other market sale of the underlying stock, including for the purpose of generating the cash needed to pay the exercise price of an option.
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401(k) Plan. This Policy does not apply to indirect purchases of the Company’s securities through funds purchased and sold in the Company’s 401(k) plan.
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Other Similar Transactions. Any purchase of Company securities directly from the Company or sales of Company securities directly to the Company are not subject to this Policy.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

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ShortSales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the Securities Exchange Act of 1934 strictly prohibits Section 16 reporting persons (e.g., directors and officers) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after thesale.
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Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.
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Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.

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Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans. Purchasing on margin means borrowing from a brokerage firm, bank or other entity to transact in the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

Consequences

Insider trading is prohibited by law and by this Policy, and may result in severe consequences, including civil and criminal penalties (such as imprisonment, disgorgement, and substantial fines for individuals and entities) as well as Company‑imposed disciplinary measures, up to and including removal or dismissal for cause.

Scope

This Policy applies to all officers, directors and employees of the Company. Individuals subject to this Policy are responsible for ensuring that members of their families and households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. If designated in writing by the Chief Legal Officer, the Company’s contractors, advisors and consultants will be subject to this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer.

References

Related Documents in the Policy & Procedure Center (PPC):

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Code of Conduct

External References:

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Securities Exchange Act of 1934

Definitions

Insider trading: Refers to transactions in a security while in possession of “material,” “nonpublic” information relating to the security.

It is generally understood that insider trading includes the following:

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Trading by insiders while in possession of material nonpublic information;
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Trading by persons other than insiders while in possession of material nonpublic information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

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Communicating or tipping material nonpublic information to others, including recommending the purchase or sale of a security while in possession of such information.

Insider: an insider is someone who, by virtue of their relationship with the Company, has, or is reasonably likely to have, access to material nonpublic information about the Company.

Material Nonpublic Information: The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity.

Examples of material information include (but are not limited to) information about corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, developments regarding strategic collaborators or the status of regulatory submissions; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming media story that is expected to affect the market price of a security can be material.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a conference call that complies with Regulation FD (the SEC’s Fair Disclosure rule), or public disclosure documents filed with the SEC that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public.

Securities: include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative securities that are not issued by the security’s issuer, such as exchange-traded put or call options or swaps. The term “security” of the Company is construed broadly and includes the Company’s common stock (which is traded on the NYSE under the ticker symbol “PSN”) and any other type of securities that the Company may issue from time to time. Similarly, the term “security” generally and broadly applies to any securities issued by an issuer other than the Company.

Transaction: a transaction in a security includes any purchase, sale, or transfer of the security, including personal or charitable gifts. A transaction is any action that changes your ownership or economic interest in a security, whether or not money changes hands or the transfer occurs on the open market. This includes conventional cash‑for‑security trades, gifts and other transfers, and transactions that affect your economic interest in, or future rights with respect to, a security, such as acquisitions and exercises of warrants, puts, calls, or other derivative securities. All transactions in the Company’s securities are subject to the same insider trading restrictions and pre‑clearance requirements as a standard stock sale.

Prediction Market Transaction or Event-Based Contract: means any agreement, instrument, or trade (including on an online platform or exchange) that allows a person to buy, sell, or otherwise take a position on the outcome or likelihood of a future event, where the payoff or value is determined by whether, or how, that event occurs.

Controlled Entity (as relates to a Pre-Clearance Person): means any entity that a Pre-Clearance Person influences or controls, including any corporations, partnerships or trusts. Transactions by Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Pre-Clearance Person’s own account.

Family Member (as relates to a Pre-Clearance Person): means any family members who reside with the Pre-Clearance Person (including a spouse, domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities. Transactions by Family Members should be treated for the purposes of this Policy and applicable securities laws as if they were for the Pre-Clearance Person’s own account.

Responsibilities

Chief Legal Officer is responsible for administering this Policy, including pre-clearance review, designation of Pre-Clearance Persons, declaration or administration of special blackout periods as applicable, and delegation of pre-clearance authority where appropriate.

Officers, directors, and employees are responsible for understanding and complying with this Policy and for ensuring that applicable Family Members, household members, and Controlled Entities comply with the Policy.

Pre-Clearance Persons are responsible for obtaining required pre-clearance before transactions in Company securities, Rule 10b5-1 Plans, gifts, and ESOP diversification transactions as described in this Policy.

Legal Department is responsible for maintaining this Policy and supporting compliance review, certification, and recordkeeping processes as applicable.

Exceptions

No exceptions to this Policy are permitted unless approved in writing by the Chief Legal Officer or other authorized Company authority, where permitted by applicable law and Company governance requirements.

Effective: July 28, 2026

ATTACHMENT A

CERTIFICATION OFCOMPLIANCE

TO:	John Martinez, Esq., Chief Legal Officer
FROM:	____________________________
RE:	INSIDER TRADING COMPLIANCE POLICY OF PARSONS CORPORATION

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy, including all references and attachments, and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation) with Parsons Corporation, to comply fully with the policies, standards and procedures contained and referenced therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[ ], I have complied fully with all policies, standards and procedures set forth in the above-referenced Insider Trading Compliance Policy.

I further certify that I am not aware of material nonpublic information about the Company.

I also acknowledge and understand that all pre-cleared transactions, including pre-clearance to enter into a Rule 10b5-1 Plan or make ESOP diversification transactions, must be affected within five trading days of receipt of the pre-clearance unless the Chief Legal Officer determines otherwise and as communicated to the Pre-Clearance Person in writing.

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